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                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                Date of Report (Date of earliest event reported):
                                 August 5, 1999


                        LORAL SPACE & COMMUNICATIONS LTD.
             (Exact name of registrant as specified in its charter)

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
Islands of Bermuda                     1-14180                      13-3867424
(State or other                      (Commission                  (IRS Employer
jurisdiction of                      File Number)                 Identification
incorporation)                                                        Number
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                         c/o Loral SpaceCom Corporation
                   600 Third Avenue, New York, New York 10016
               (Address of principal executive offices) (Zip Code)


               Registrant's telephone number, including area code:
                                 (212) 697-1105
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Item 5.  Other Events.

         On August 5, 1999, Globalstar, L.P. ("Globalstar"), entered into a $500 million credit agreement with a group of banks for the build-out of the Globalstar system. The credit agreement provides for a $100 million three-year revolving credit facility ("Revolver"), a $100 million three-year term loan ("Term Loan A") and a $300 million four-year term loan ("Term Loan B"). The Term Loan facilities are subject to an amortization payment schedule as follows: the Term Loan A facility requires payments of 10% of the principal amount on each of January 15, 2001, March 31, 2001, June 30, 2001, September 30, 2001 and December 31, 2001, 15% of the principal amount on each of March 31, 2002 and June 30, 2002 and a final payment of 20% of the principal amount on August 15, 2002; the Term Loan B facility requires payments of 1% of the principal amount on each of January 15, 2001 and June 30, 2001, a payment of 15% of the principal amount on June 30, 2002, a payment of 25% of the principal amount on March 31, 2003 and a final payment of 58% of the principal amount on August 15, 2003. All amounts outstanding under the Revolver are due and payable on August 15, 2002. Borrowings under the facilities bear interest, at Globalstar's option, at various rates based on margins over the lead bank's base rate or the London Interbank Offer Rate ("LIBOR") for periods of one to six months. Globalstar pays a commitment fee on the unused portion of the facilities. The credit agreement contains customary financial covenants that commence March 31, 2001, including, minimum revenue thresholds, maintenance of consolidated net worth, interest coverage ratios and maximum leverage ratios. In addition, the credit agreement contains customary limitations on indebtedness, liens, contingent obligations, fundamental changes, asset sales, dividends, investments, optional payments and modification of subordinated and other debt instruments and transactions with affiliates.

         The credit facility is guaranteed by Loral SatCom Ltd. and Loral Satellite, Inc., wholly owned subsidiaries of Loral Space & Communications Ltd. ("Loral"). The guarantee is secured by the pledge of certain assets of Loral and its subsidiaries, including the Telstar 6 and Telstar 7 satellites and the stock of the guarantors. The guarantee agreement contains customary financial covenants of the guarantors, including maintenance of a minimum collateral coverage ratio and maintenance of a combined minimum net

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worth and combined EBITDA. In addition, the guarantee agreement contains customary limitations on indebtedness, liens, fundamental changes, asset sales, dividends (except that the guarantors may pay dividends to their parents provided that combined aggregate cash on hand at the guarantors is at least equal to $50 million and the guarantors hold an intercompany note of Loral for at least $100 million), investments, capital expenditures, creating liens other than those created pursuant to the guarantee and transactions with affiliates.

         In consideration for the guarantee, Loral and certain Loral subsidiaries received warrants to purchase an aggregate of 3,450,000 Globalstar partnership interests (equivalent to approximately 13,800,000 shares of common stock of Globalstar Telecommunications Limited) at an exercise price of $91.00 per partnership interest (equivalent to $22.75 per share of GTL common stock, the average of the high and low trading prices of GTL common stock on August 5, 1999, the closing date of the credit facility). The warrants vest in stages (provided that the guarantee is then in effect): 50% on February 5, 2000, 25% on August 5, 2000 and the remaining 25% on August 5, 2001. The warrants are immediately exercisable after vesting and have a seven-year term. Globalstar may call the warrants after August 5, 2001 if the market price of GTL common stock exceeds $45.50 for a certain period. After giving effect to the issuance of the warrants, Loral's interest in Globalstar on a fully-diluted basis increased from 42% to 45%.


Item 7.           Financial Statements, Pro Forma Financial Information and
                  Exhibits.

                  (c)      Exhibits.

Exhibit 10.1 Guarantee and Collateral Agreement, dated as of August 5, 1999, made by Loral SatCom Ltd. and Loral Satellite, Inc., in favor of Bank of America, National Association, as Collateral Agent

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                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            LORAL SPACE & COMMUNICATIONS LTD.
                                              (Registrant)


Date: August 6, 1999                   By: /s/ Eric J. Zahler
                                               Eric J. Zahler
                                               Senior Vice President, General
                                               Counsel and Secretary


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                                  EXHIBIT INDEX


Exhibit                    Description
-------                    -----------

Exhibit 10.1 Guarantee and Collateral Agreement, dated as of August 5, 1999, made by Loral SatCom Ltd. and Loral Satellite, Inc., in favor of Bank of America, National Association, as Collateral Agent